Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CoinShares PLC

Jersey, Channel Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 30, 2026, relating to the consolidated financial statements of CoinShares PLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP

London, United Kingdom

September 14, 2026